                                                                     EXHIBIT 23B





                     EXHIBIT 23B-CONSENT OF INDEPENDENT AUDITORS



Board of Directors
Bassett Furniture Industries, Incorporated
Bassett, Virginia


We consent to incorporation by reference in the Registration Statements (Nos. 33-52405 and 33-52407) on Form S-8 of Bassett Furniture, Industries, Incorporated and subsidiaries of our report dated December 17, 1996, relating to the consolidated balance sheet of Bassett Furniture Industries, Incorporated and subsidiaries as of November 30, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows of each of the years in the two-year period then ended, which report is incorporated by reference in the November 30, 1997 annual report on Form 10-K of Bassett Furniture Industries, Incorporated and subsidiaries.


                                                           KPMG Peat Marwick LLP




Greensboro, North Carolina
February 25, 1998